Exhibit 99.1

The Bon-Ton Stores, Inc. Announces November Sales

~ Comments on Recent Debt Repurchase ~

YORK, Pa.--(BUSINESS WIRE)--December 1, 2011--The Bon-Ton Stores, Inc. (NASDAQ: BONT) today announced comparable store sales for the four weeks ended November 26, 2011 decreased 4.9%. Total sales decreased 4.9% to $303.6 million for the four weeks compared with $319.1 million for the prior year period.

Year-to-date comparable store sales through November 26, 2011 decreased 3.3%. Year-to-date total sales through November 26, 2011 decreased 3.7% to $2,205.1 million compared with $2,289.6 million for the prior year period.

Tony Buccina, Vice Chairman, President - Merchandising, commented, “While we exceeded our expectations for the two largest sales volume days of the entire year, our November sales did not meet our plan. Black Friday sales resulted in the largest volume day in our Company's history and we achieved that record breaking day despite sales of cold-weather categories being down double digits. Unseasonably warm temperatures in our markets throughout the month hindered sales in cold weather merchandise in ladies, men’s, kids and home and although cold weather categories account for only 24% of our sales, they accounted for 67% of our comparable store sales decrease. Our best businesses for the month were shoes, hard and soft home, and juniors. Our eCommerce business continued to outpace a very aggressive sales plan, reflecting growth that will be included in December sales, and the sales performance in our pilot stores continued to outperform our total company sales. Our poorest performing categories were cold weather merchandise, along with traditional merchandise in ladies and men's apparel and accessories. We ended November with our inventories in great shape and consistent with the prior year. We look forward to the benefit of more seasonable weather during the important month of December.”

Keith Plowman, Executive Vice President and Chief Financial Officer, stated, “The Company recently repurchased, in open market transactions, $30 million (principal amount) of the 10 ¼% Senior Notes due March 15, 2014 issued by our subsidiary, The Bon-Ton Department Stores, Inc. The repurchase was completed at a discount that will provide a pre-tax gain, net of costs, of approximately $11 million. The gain will be recorded this year and is not included in the fiscal 2011 guidance the Company provided in its third quarter earnings press release.”

Mr. Plowman continued, “Our excess borrowing capacity under our credit facility at the end of the November was approximately $333 million. As a reminder, in early 2011, we reduced our revolving credit facility by $50 million, which impacts November borrowing capacity, and paid off our second lien term loan of $75 million, resulting in a planned reduction to our excess borrowing capacity of $125 million.”

The Bon-Ton Stores, Inc., with corporate headquarters in York, Pennsylvania and Milwaukee, Wisconsin, operates 276 department stores, which includes 11 furniture galleries, in 23 states in the Northeast, Midwest and upper Great Plains under the Bon-Ton, Bergner’s, Boston Store, Carson Pirie Scott, Elder-Beerman, Herberger’s and Younkers nameplates and, in the Detroit, Michigan area, under the Parisian nameplate. The department stores offer a broad assortment of national and private brand fashion apparel and accessories for women, men and children, as well as cosmetics and home furnishings. For further information, please visit the investor relations section of the Company’s website at http://investors.bonton.com.

Certain information included in this press release contains statements that are forward-looking within the meaning of the Private Securities Litigation Reform Act of 1995. Such forward-looking statements, which may be identified by words such as “may,” “could,” “will,” “plan,” “expect,” “anticipate,” “estimate,” “project,” “intend” or other similar expressions, involve important risks and uncertainties that could significantly affect results in the future and, accordingly, such results may differ from those expressed in any forward-looking statements made by or on behalf of the Company. Factors that could cause such differences include, but are not limited to, risks related to retail businesses generally; a significant and prolonged deterioration of general economic conditions which could negatively impact the Company, including the potential write-down of the current valuation of intangible assets and deferred taxes; changes in the terms of the Company’s proprietary credit card program; potential increase in pension obligations; consumer spending patterns, debt levels, and the availability and cost of consumer credit; additional competition from existing and new competitors; inflation; deflation; changes in the costs of fuel and other energy and transportation costs; weather conditions that could negatively impact sales; uncertainties associated with expanding or remodeling existing stores; the ability to attract and retain qualified management; the dependence upon relationships with vendors and their factors; a data security breach or system failure; the ability to reduce or control SG&A expenses; the incurrence of unplanned capital expenditures; the ability to obtain financing for working capital, capital expenditures and general corporate purpose; the impact of new regulatory requirements including the Credit Card Accountability Responsibility and Disclosure Act of 2009 and the Health Care Reform Act; the inability or limitations on the Company’s ability to favorably adjust the valuation allowance on deferred tax assets; the financial condition of mall operators; Mr. Bergren’s continued willingness to serve as chief executive officer; and the successful search for a new chief executive officer. Additional factors that could cause the Company’s actual results to differ from those contained in these forward-looking statements are discussed in greater detail under Item 1A of the Company’s Form 10-K filed with the Securities and Exchange Commission.

CONTACT:
The Bon-Ton Stores, Inc.
Mary Kerr, (717) 751-3071
Vice President
Investor & Public Relations
mkerr@bonton.com